Advanced Series Trust
For the semi-annual period ended 6/30/08
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Goldman Sachs
Concentrated Growth Portfolio

1.   Name of Issuer:  Visa Inc

2.   Date of Purchase:  March 18, 2008

3.   Number of Securities Purchased:  406,000,000

4.   Dollar Amount of Purchase:  $17,864,000,000

5.   Price Per Unit:  $44

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: JP Morgan Securities Inc.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
J. P. Morgan Securities Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Banc of America Securities LLC
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Piper Jaffray & Co.
CIBC World Markets Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation
SunTrust Robinson Humphrey Inc.
Wells Fargo Securities, LLC
Daiwa Securities America Inc.
Mizuho Securities USA Inc.
Macquarie Capital (USA) Inc.
Credit Suisse Securities (USA) LLC
Santander Investment S.A.
TD Securities (USA) LLC
ABN AMRO Incorporated
Barclays Capital Inc.
Calyon Securities (USA) Inc.
Lehman Brothers Inc.
Morgan Keegan & company, Inc.
Scotia Capital (USA) Inc.
The Williams Capital Group, L.P.
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC
FirstRand Bank Limited
National Bank of Kuwait
Samsung Securities Co., Ltd.
Gardner Rich & Co., Inc.
Cowen and Company, LLC
Guzman & Company
Keefe, Bruyette & Woods, Inc.
Utendahl Capital Group, LLC
Banco Bilbao Vizcaya Argentaria, S.A.
Banco Bradesco BBI S.A.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
BNP Paribas Securities Corp.
Loop Capital Markets, LLC
M.R. Beale & Company
Muriel Siebert & Co., Inc.
Samuel A. Ramirez & Co., Inc.
Dundee Securities Corporation